Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

December 14, 2017

Cedar Realty Trust, Inc.

44 South Bayles Avenue

Port Washington, NY 11050

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for Cedar Realty Trust, Inc., a Maryland corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-203667) (as amended or supplemented, the “Registration Statement”) filed by the Company on April 27, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated December 13, 2017 (the “Prospectus Supplement”) filed by the Company with the Commission on December 14, 2017 pursuant to Rule 424 under the Securities Act relating to the offering by the Company of up to 2,300,000 shares (the “Shares”) of the Company’s 6.50% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share covered by the Registration Statement. The Shares include an option granted to the underwriters of the offering to purchase 300,000 Shares. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Cedar Realty Trust, Inc.

December 14, 2017

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP GOODWIN PROCTER LLP